Exhibit 99.3

November 13, 2019

Board of Directors

SRC Energy Inc.

1675 Broadway, Suite 2600

Denver, CO 80202

Re:                       Amendment No. 2 to Registration Statement on Form S-4 of PDC Energy, Inc., filed November 13, 2019 (the “Registration Statement”)

Lady and Gentleman:

Reference is made to our opinion letter, dated August 25, 2019 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than PDC Energy, Inc. and its affiliates) of the Shares (as defined in the Opinion Letter) of SRC Energy Inc. (“SRC Energy”) of the Exchange Ratio (as defined in the Opinion Letter) pursuant to the Agreement (as defined in the Opinion Letter).

The Opinion Letter is provided for the information and assistance of the Board of Directors of SRC Energy in connection with its consideration of the transaction contemplated therein. We understand that SRC Energy has determined to include our opinion in the Registration Statement, as amended. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary — Opinions of Financial Advisors”; “Risk Factors — Risk Factors Relating to the Merger”; “The Merger — Background of the Merger”; “The Merger — Recommendation of the SRC Board of Directors and SRC’s Reasons for the Merger”; “The Merger — Opinions of Citi and Goldman Sachs, SRC’s Financial Advisors” and “The Merger — Certain Unaudited Forecasted Financial Information” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Registration Statement, as amended.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)